Exhibit 5.1

[Letterhead of Goodwin Procter LLP]

May 8, 2003

Gables Residential Trust
777 Yamato Road, Suite 510
Boca Raton, FL  33431

Ladies and Gentlemen:

                This opinion is delivered to you in our capacity as counsel for Gables Residential Trust, a Maryland real estate investment trust (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of (i) a Registration Statement on Form S-3, as amended (File No. 333-68359) (the “Registration Statement”) and (ii) a prospectus supplement dated May 1, 2003, which supplements the prospectus included in the Registration Statement (the “Prospectus Supplement”), relating to the offer and sale of up to 3,000,000 shares of 7.50% Series D Cumulative Redeemable Preferred Shares, par value $.01 per share (“the Shares”), of the Company.  The Shares will be offered by the Underwriters (as defined below) pursuant to that certain Underwriting Agreement dated May 1, 2003 by and between the Company and Wachovia Securities, Inc., Morgan Stanley & Co. Incorporated, Legg Mason Wood Walker, Incorporated and Prudential Securities, Incorporated, as representatives of the several underwriters named therein (the “Underwriters”).

                In connection with rendering this opinion, we have examined the Declaration of Trust of the Company, as amended to the date hereof and on file with the Maryland State Department of Assessments and Taxation; the Second Amended and Restated Bylaws of the Company; such statutes, regulations, corporate records and documents, certificates of public officials and other instruments as we deem appropriate for the purposes of this opinion; and the Registration Statement and the exhibits thereto.  In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

                We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and The Commonwealth of Massachusetts and the Maryland General Corporation Law.

                Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares sold or to be sold by the Company to the Underwriters as described in the Registration Statement and the Prospectus Supplement have been duly authorized and have been, or upon delivery of such Shares and payment therefor in accordance with the Underwriting Agreement will be, validly issued, fully paid and non-assessable.

                We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated May 8, 2003 which is incorporated by reference into the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP